                                                                    EXHIBIT 99.1

FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                       PSB BANCORP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 2005, 2004 AND 2003

                                    CONTENTS

                                                                          PAGE
                                                                          ----
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM................     3
FINANCIAL STATEMENTS CONSOLIDATED BALANCE SHEETS.......................     4
  CONSOLIDATED STATEMENTS OF INCOME....................................     5
  CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY............     6
  CONSOLIDATED STATEMENTS OF CASH FLOWS................................     7
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...........................     8

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
PSB Bancorp, Inc.

      We have audited the accompanying consolidated balance sheets of PSB Bancorp, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PSB Bancorp, Inc. as of December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for the each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 3, 2006

                       PSB BANCORP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                       DECEMBER 31,
                                                                                  ----------------------
                                                                                    2005         2004
                                                                                  ---------    ---------
Assets
   Cash and due from banks.....................................................   $   6,454    $   4,355
   Interest-earning deposits with banks........................................      29,762       49,964
   Federal funds sold..........................................................       1,581          331
                                                                                  ---------    ---------
        Total cash and cash equivalents........................................      37,797       54,650

   Loans held-for-sale.........................................................       3,280        3,792
   Investment securities available-for-sale, at fair value.....................     123,994       94,112
   Investment securities held to maturity (fair value $1,310 and $1,544).......       1,325        1,533
   Federal Home Loan Bank stock - at cost......................................       1,061        1,308
   Federal Reserve Bank stock - at cost........................................       1,216        1,139

   Loans.......................................................................     369,834      356,142
   Less allowance for loans losses.............................................      (3,300)      (3,157)
                                                                                  ---------    ---------
     Net loans.................................................................     366,534      352,985
                                                                                  ---------    ---------
   Accrued interest receivable.................................................       2,908        2,071
   Premises and equipment, net.................................................       2,416        2,470
   Bank-owned life insurance...................................................      13,181       12,696
   Other assets................................................................       6,970        6,321
                                                                                  ---------    ---------

        Total assets...........................................................   $ 560,682    $ 533,077
                                                                                  =========    =========

Liabilities

   Deposits....................................................................
     Non-interest bearing......................................................      40,695       30,786
     Interest bearing..........................................................     460,416      444,494
                                                                                  ---------    ---------

        Total deposits.........................................................     501,111      475,280
                                                                                  ---------    ---------

   Securities sold under agreements to repurchase..............................       1,127        1,105
   Advances from borrowers for taxes and insurance.............................       2,460        3,114

   Other liabilities...........................................................       2,763        1,421
                                                                                  ---------    ---------

        Total liabilities......................................................     507,461      480,920
                                                                                  ---------    ---------

Shareholders' equity

Common stock: authorized, 15,000,000 shares no par value, 5,140,685 and
   4,893,609 shares issued and outstanding on  December 31, 2005 and 2004,
   respectively................................................................      46,292       45,270
Retained earnings..............................................................      10,124        8,989
Accumulated other comprehensive loss...........................................      (1,672)        (440)
Employee stock ownership plan..................................................      (1,093)      (1,232)
Treasury stock, at cost, 78,252 and 78,187 on December 31, 2005 and 2004,
   respectively................................................................        (430)        (430)
                                                                                  ---------    ---------

        Total shareholders' equity.............................................      53,221       52,157
                                                                                  ---------    ---------

        Total liabilities and shareholders' equity.............................   $ 560,682    $ 533,077
                                                                                  =========    =========

        The accompanying notes are an integral part of these statements.

                       PSB BANCORP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)

                                                                                        DECEMBER 31,
                                                                              --------------------------------
                                                                                2005        2004        2003
                                                                              --------    --------    --------
                                                                                    (DOLLARS IN THOUSANDS)
INTEREST INCOME
  Loans, including fees ...................................................   $ 25,070    $ 23,807    $ 23,985
  Investment securities ...................................................      3,983       3,370       3,352
  Deposits in banks .......................................................      1,436         812         990
                                                                              --------    --------    --------
    Total interest income .................................................     30,489      27,989      28,327
                                                                              --------    --------    --------
INTEREST EXPENSE
  Deposits ................................................................     11,897       8,458       9,548
  Borrowings ..............................................................         25          23          27
                                                                              --------    --------    --------
    Total interest expense ................................................     11,922       8,481       9,575
                                                                              --------    --------    --------
    Net interest income ...................................................     18,567      19,508      18,752
PROVISION FOR LOAN LOSSES .................................................        405         235          45
                                                                              --------    --------    --------
    Net interest income after provision for loan losses ...................     18,162      19,273      18,707
                                                                              --------    --------    --------
NON-INTEREST INCOME
  Service charges on deposit accounts .....................................      1,185       1,004       1,105
  Loss on sale of loans and real estate owned .............................        (49)        (51)        (14)
  Loss on write down of equity investment .................................         --         (48)        (37)
  Bank-owned life insurance ...............................................        485         433         504
  Gains on sales of investments securities ................................        440          --          --
  Other ...................................................................        758         779         610
                                                                              --------    --------    --------
    Total non-interest income .............................................      2,819       2,117       2,168
                                                                              --------    --------    --------
NON-INTEREST EXPENSE
  Salaries and employee benefits ..........................................     10,074       9,795       9,543
  Occupancy and equipment .................................................      2,569       2,380       2,086
  Professional services ...................................................      1,698         918       1,046
  General insurance expense ...............................................        289         306         256
  Advertising .............................................................        233         296         309
  Data processing .........................................................        768         792         640
  Directors' fees .........................................................        133         338         447

  Other operating expenses ................................................      3,380       3,457       3,519
                                                                              --------    --------    --------
    Total non-interest expense ............................................     19,144      18,282      17,846
                                                                              --------    --------    --------
    Income before income tax expense ......................................      1,837       3,108       3,029
INCOME TAX EXPENSE ........................................................        702       1,038       1,024
                                                                              --------    --------    --------
    NET INCOME ............................................................   $  1,135    $  2,070    $  2,005
                                                                              ========    ========    ========
PER SHARE DATA

  Net income -- basic .....................................................   $   0.24    $   0.47    $   0.47
                                                                              ========    ========    ========
  Net income -- diluted ...................................................   $   0.20    $   0.40    $   0.46
                                                                              ========    ========    ========

        The accompanying notes are an integral part of these statements.

                       PSB BANCORP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                             (DOLLARS IN THOUSANDS)

                                                                         ACCUMULATED
                                                                            OTHER
                                                                         COMPREHENSIVE   UNALLOCATED
                                                   COMMON     RETAINED      INCOME          ESOP       TREASURY
                                                   STOCK      EARNINGS      (LOSS)         SHARES        STOCK      TOTAL
                                                  --------    --------   -------------   -----------   --------   --------
Balance at January 1, 2003 ....................   $ 41,985       4,914        1,277         (1,631)       (378)     46,167
Allocation of ESOP shares .....................        194          --           --            262          --         456
Comprehensive income ..........................                                                            (29)        (29)
  Net income ..................................         --       2,005           --             --          --       2,005
  Change in net unrealized loss on securities
    available-for-sale, net of tax effect .....         --          --       (1,476)            --          --      (1,476)
                                                  --------    --------   ----------      ---------     -------    --------
    Total comprehensive income ................                                                                        529
                                                                                                                  --------
Balance at December 31, 2003 ..................     42,179       6,919         (199)        (1,369)       (407)     47,123
Allocation of ESOP shares .....................        183          --           --            137          --         320
Restricted stock ..............................        236          --           --             --          --         236
Purchase of Treasury Stock ....................         --          --           --             --         (23)        (23)
Exercise of stock options .....................      2,672          --           --             --          --       2,672

Comprehensive income
  Net Income ..................................         --       2,070           --             --          --       2,070
  Change in net unrealized gain on securities
    available-for-sale, net of tax effect .....         --          --         (241)            --          --        (241)
                                                                                                                  --------
    Total comprehensive income ................                                                                      1,829
                                                  --------    --------   ----------      ---------     -------    --------
Balance at December 31, 2004 ..................     45,270       8,989         (440)        (1,232)       (430)     52,157
Allocation of ESOP shares .....................        244          --           --            139          --         383
Restricted stock ..............................        364          --           --             --          --         364

Exercise of stock options .....................        414          --           --             --          --         414
Comprehensive income
  Net Income ..................................         --       1,135           --             --          --       1,135
  Change in net unrealized loss on securities
    available-for-sale, net of tax effect .....         --          --       (1,232)            --          --      (1,232)
                                                                                                                  --------
    Total comprehensive income ...............         --          --           --             --          --          (97)
                                                  --------    --------     --------      ---------     -------    --------
Balance at December 31, 2005 ..................   $ 46,292    $ 10,124     ($ 1,672)     ( $ 1,093)    ($  430)   $ 53,221
                                                  ========    ========     ========      =========     =======    ========

        The accompanying notes are an integral part of these statements.

                       PSB BANCORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                            -----------------------------------
                                                                               2005         2004         2003
                                                                            ---------    ---------    ---------
                                                                                   (DOLLARS IN THOUSANDS)
Cash flows from operating activities
  Net income ............................................................   $   1,135    $   2,070    $   2,005
  Adjustments to reconcile net income to net cash
  provided by (used in) operating activities
    Provision for possible loan losses ..................................         405          235           45
    Depreciation and amortization .......................................         996          859          928
    Amortization of (discounts) and accretion of premiums on investment
      securities ........................................................         232          169         (537)
    Write-down of real estate owned .....................................          --           17           24
    (Gain)loss on sale of real estate owned .............................          49          (27)          --
    Gain on sale of investment securities ...............................        (440)          --           --
    Proceeds from sale and amortization of loans held-for-sale ..........      28,353       17,159       34,289
    Origination of loans held-for-sale ..................................     (27,997)     (43,750)     (67,293)
    Deferred income taxes ...............................................          --           --           --
    ESOP expense ........................................................         386          320          456
    Restricted Stock Expense ............................................         364          236           --
    (Increase) decrease in accrued interest receivable ..................        (837)         154          233
    (Increase) decrease in other assets .................................         124         (873)      (1,524)
    Increase (decrease) change in accrued expenses ......................       1,342       (1,783)        (713)
                                                                            ---------    ---------    ---------
      Net cash provided by (used in) operating activities ...............       4,112      (25,214)     (32,087)
                                                                            ---------    ---------    ---------
Cash flows from investing activities
  Purchase of investment securities, available-for-sale .................     (45,095)     (25,845)    (100,304)
  Proceeds from maturities and calls of investment securities ...........      13,407       33,382       51,011
  Redemption (purchase) of Federal Home Loan Bank Stock .................         171       (1,106)        (149)
  Net decrease (increase) in loans ......................................     (14,317)     (40,816)      51,094
  Proceeds from sale of real estate owned ...............................         199          170           92
  Purchase of premises and equipment ....................................        (942)        (474)        (796)
                                                                            ---------    ---------    ---------

      Net cash (used in) provided by investing activities ...............     (46,577)     (34,689)         948
                                                                            ---------    ---------    ---------
Cash flows from financing activities
  Net increase in deposits ..............................................      25,831       59,120      (26,064)
  Net increase in securities sold under agreements to repurchase ........          22            6           24
  Treasury stock acquired ...............................................                      (23)         (29)
  Exercise of Stock options .............................................         414        2,672           --
  Increase in advances for borrowers' taxes and insurance ...............        (655)         370         (653)
                                                                            ---------    ---------    ---------
      Net cash provided by (used in) financing activities ..............       25,612       62,145      (26,722)
                                                                            ---------    ---------    ---------
      Net (decrease) increase in cash and cash equivalents .............      (16,853)       2,242      (57,861)
  Cash and cash equivalents at beginning of year ........................      54,650       52,408      110,269
                                                                            ---------    ---------    ---------
  Cash and cash equivalents at end of year ..............................   $  37,797    $  54,650    $  52,408
                                                                            =========    =========    =========

The accompanying notes are an integral part of these statements

                       PSB BANCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2005, 2004 AND 2003

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PSB Bancorp, Inc. (the Company), primarily through its subsidiary, First Penn Bank (the Bank) operates thirteen branch offices, makes residential, construction, commercial, student and consumer loans to customers and provides community-banking services to individuals and corporate customers principally within Southeastern Pennsylvania and Southern New Jersey. The Company's principal business is the ownership of the Bank.

      The Bank also conducts activities through its subsidiaries; Transnational Mortgage Company (TNMC), a wholly owned subsidiary, which originates residential loans. PSA Financial Corp. (PSA), a wholly owned subsidiary, which formerly originated residential and commercial loans. PSA Service Corp. (PSC), a wholly owned subsidiary, processes all loans for the Bank and the other subsidiaries. Jade Abstract Company, a wholly owned subsidiary, issuing title insurance for residential properties, and Jade Insurance Company, a wholly owned subsidiary, which sells insurance products in an agency status. First Penn Bank Revocable Trust, a wholly owned trust, is the owner and beneficiary of life insurance policies purchased by the trust on a certain group of employees

      The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, and credit unions actively compete for savings and time deposits, and for types of loans. Such institutions, as well as consumer finance, insurance, and brokerage firms, may be considered competitors of the Bank with respect to one or more of the services it provides.

      The Bank is subject to regulations of certain state and federal agencies and, accordingly, is periodically examined by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, the Bank's business is particularly susceptible to being affected by state and federal legislation and regulations.

      1.    Basis of Financial Statement Presentation

      The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (US GAAP) and predominant practices within the banking industry. The accompanying consolidated financial statements include the accounts of the Company, and all its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

      In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of revenues and expenses during the reporting periods. Therefore, actual results could differ significantly from those estimates.

      The principal estimates that are particularly susceptible to significant change in the near term relates to the allowance for loan losses and the valuation of goodwill impairment. The evaluation of the adequacy of the allowance for loan losses includes an analysis of the individual loans and overall risk characteristics and size of the different loan portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan obligations, as well as current loan collateral values. However, actual losses on specific loans, which also are encompassed in the analysis, may vary from estimated losses.

      SFAS No. 131, Segment Reporting, establishes standards for public business enterprises to report information about operating segments in their annual financial statements and requires that those enterprises report selected information about operating segments in subsequent interim financial reports issued to shareholders. It also established standards for related disclosure about products and services, geographic areas, and major customers. Operating segments are components of an enterprise, which are evaluated regularly by the chief operating decision-maker in deciding how to allocate and assess resources and performance. PSB's chief operating decision-maker is the President and Chief Executive Officer. PSB has applied the aggregation criteria set for the in SFAS No. 131 for its operating segments to create one reportable segment, "Community Banking".

      PSB's community banking segment consists of commercial, construction, mortgage banking, and consumer lending. The community banking segment is managed as a single strategic unit, which generates revenue from a variety of products and services provided by PSB. For example, construction and commercial lending is dependent upon the ability of PSB to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for residential real estate lending and consumer lending.

      2.    Cash and Cash Equivalents

      Cash and cash equivalents include cash on hand, demand deposits maintained in depository institutions, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     Cash paid during the year for interest and income taxes are as follows (in thousands):

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                 2005      2004       2003
                                                               --------   -------   -------
Interest ...................................................   $ 11,922   $ 8,481   $ 9,575
Income taxes ...............................................   $    702   $ 1,038   $ 1,024

      3.    Investment and Mortgage-Backed Securities

      Investment and mortgage-backed securities are classified in one of three categories: held-to-maturity, trading, or available-for-sale. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. As the Company does not engage in security trading, the balance of its debt securities and any equity securities are classified as available-for-sale. Net unrealized gains and losses for such securities, net of tax, are required to be recognized as a separate component of shareholders' equity and excluded from the determination of net income. Gains or losses on the sales of securities available-for-sale are recognized upon realization utilizing the specific identification method.

      SFAS No. 133, as amended by SFAS No. 138, "Accounting for Certain Derivative Financial Instruments and Certain Hedging Activities," established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the Statement of Financial Position and measure those instruments at fair value. The Company adopted SFAS No. 138 as amended, and the adoption did not have a material impact on its financial position or results of operations.

      The Bank adopted Emerging Issues Task Force (EITF) 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, as of December 31, 2003. EITF 03-1 includes certain disclosures regarding quantitative and qualitative disclosures for investment securities accounted for under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, that are impaired at the balance sheet date, but an other-than-temporary impairment has not been recognized. In March 2004, the EITF issued a Consensus on Issue 03-1 requiring that the provisions of EITF 03-1 be applied for reporting periods beginning after June 15, 2004 to investments accounted for under SFAS No. 115 and 124. EITF 03-1 establishes a three-step approach for determining whether an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss. In September 2004, the FASB issued a proposed Staff Position, EITF Issue 03-1-a, Implementation Guidance for the Application of Paragraph 16 of EITF 03-1 (EITF 03-1-a). EITF 03-1-a would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under paragraph 16 of EITF 03-1. In September 2004, the FASB issued a Staff Position, EITF Issue 03-1-1, Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1 (EITF 03-1-1). FSP EITF Issue No. 03-1-1, Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, delays the effective date of certain provisions of EITF Issue 03-1, including steps two and three of the Issue's three-step approach for determining whether an investment is other-than-temporarily impaired. However, step one of that approach must still be initially applied for impairment evaluations in reporting periods beginning after June 15, 2004. The delay of the effective date for paragraphs 10-20 of EITF Issue 03-1 will be superseded with the final issuance of proposed FSP EITF Issue 03-1-a, Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The disclosures under EITF 03-1 are required for financial statements for years ending after December 15, 2003 and are included in these financial statements.

      4.    Variable Interest Entity

      In January 29, 1999, PSB purchased 1,600,000 shares of Series A Convertible Preferred Stock, $.01 par value per share, (the "Preferred Stock") of McGuire Performance Solutions, Inc. ("MPS"). PSB purchased the shares for $.78125 per share for a total cost of $1,250,000. In 2000, MPS changed its name to Iron Bridge Holdings, Inc. ("Iron Bridge"). During the year ended December 31, 2001, and 2000, PSB purchased an additional 375,000 shares and 500,000 shares, respectively, of the Preferred Stock for $1.00 per share for a total cost $875,000. On December 27, 2002, the founding shareholders of Iron Bridge purchased from PSB 304,350 shares of preferred stock for $0.88 per share, which was the average cost per share paid by PSB for these shares. PSB currently owns 87.7% of the Preferred Stock, which represents a 49.9% fully diluted ownership interest in Iron Bridge. The Iron Bridge subsidiary, MPS, is a nationally recognized firm delivering cost-effective solutions for high performance total balance sheet management to banks, thrifts, credit unions and other financial institutions.

      In the first quarter of 2004 PSB adopted FASB interpretation No. 46(R) Consolidation of Variable Interest Entities ("FIN 46(R)"). In applying FIN 46(R), it was determined that PSB, as the largest shareholder and virtually Iron Bridge's only financial resource, would absorb a majority of Iron Bridge's expected losses. Therefore, it was PSB's conclusion that in accordance with FIN 46(R), Iron Bridge is a variable interest entity and thus PSB was required to consolidate the financial results of Iron Bridge during the first quarter of 2004.

      The consolidation of Iron Bridge as of September 30, 2005, resulted in PSB recording goodwill of $1,421,561 and minority interest of $254,767. PSB accounts for goodwill in accordance with SFAS 142, "Goodwill and Other Intangible Assets." Goodwill is now subject to impairment testing at least annually to determine whether write-downs of the recorded balances are necessary. PSB tests for impairment based on the goodwill maintained at each defined reporting unit. A fair value is determined for each reporting unit based on at least one of three various market valuation methodologies. If the fair value of the reporting unit exceeds its then book value, no write-down of recorded goodwill is necessary. If the fair value of a reporting unit is less, an expense may be required on PSB's books to write down the related goodwill to the proper carrying value. As of December 31, 2005, PSB completed its transitional testing, and determined that no impairment write-off was necessary. No assurance can be given that future goodwill impairment tests will not result in a charge to earnings.

      5.    Loans and Allowance for Loan Losses

      Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal adjusted for any charge-offs, the allowance for loans losses and any deferred fees or costs on originated loans. Interest on loans is accrued and credited to operations based upon the principal amounts outstanding.

      Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized as an adjustment of the loan yield over the contractual life of the loan using the interest method. When a loan is sold, unamortized net fees (costs) are recognized as income (expense). Other loan fees and charges representing service costs for the prepayment of loans, for delinquent payments or for miscellaneous loan services are recognized when collected. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

      The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb loan losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay.

      Accrual of interest is discontinued on a loan when principal and interest become 90 days or more past due and when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Once a loan is placed on non-accrual status, interest previously accrued and uncollected is charged to operations and interest is included in income thereafter only to the extent actually received in cash. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions or any of the other factors used in management's determination. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

      The Company accounts for its impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that, as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

      In November 2002, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 45 ("FIN No. 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." On January 1, 2003 the Company adopted the disclosure provisions of FIN No. 45 for guarantees issued or modified after December 31, 2002, and adopted the initial recognition and measurement provisions on January 1, 2003. Adoption of the initial recognition and measurement provisions did not affect the Company's financial condition or results of operations. While certain guarantees are only subject to the disclosure provisions of this interpretation, others are subject to both the disclosure and initial recognition and measurement provisions. For guarantees that fall within the scope of the initial recognition and measurement provisions, FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Under the previous accounting rules, the Company did not record a liability when guaranteeing obligations unless it became probable that the Company would have to perform under the guarantee. The adoption of FIN No. 45 did not have a material impact on the consolidated financial statements or results operation.

      In October 2003, the AICPA issued SOP No. 03-3 "Accounting for Loans or Certain Debt Securities Acquired in a Transfer". SOP No. 03-3 applies to a loan with the evidence of deterioration of credit quality since origination acquired by completion of a transfer for which it is probable at acquisition, that the Company will be unable to collect all contractually required payments receivable. SOP No. 03-3 requires that the Company recognize the excess of all cash flows expected at acquisition over the investor's initial investment in the loan as interest income on a level-yield basis over the life of the loan as the accretable yield. The loan's contractual required payments receivable in excess of the amount of its cash flows excepted at acquisition (nonaccretable difference) should not be recognized as an adjustment to yield, a loss accrual or a valuation allowance for credit risk. SOP No. 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. Early adoption is permitted. Management is currently evaluating the provisions of SOP No. 03-3.

      On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments" ("SAB 105"). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments ("IRLC"), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, "Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133." Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The Company has adopted the provisions of SAB 105 which did not have a material effect on either the Company's consolidated financial position or consolidated results of operations.

      6.    Loans Held-for-Sale

      Loans held-for-sale are carried at the lower of cost or fair value. Management has determined, using an aggregate asset basis, that the cost of loans held for sale approximate fair value at December 31, 2005 and 2004. Accordingly, no loss has been recognized on loans held-for-sale. At December 31, 2005 and 2004, The Company serviced $47,426,000 and $36,982,000 loans, respectively for others. The capitalized servicing asset was $229,000 and $161,000 at December 31, 2005 and 2004, respectively.

      The Company accounts for its transfers and servicing assets in accordance with SFAS No. 140, "Accounting for Transfers of Financial Assets and Extinguishments of Liabilities," which revised the accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities.

      Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Gains and losses on the sales of loans are also accounted for in accordance with SFAS No. 134, "Accounting for Mortgage Securities Retained after the Securitizations of Mortgage Loans Held-for-Sale by a Mortgage Banking Enterprise." This statement requires that an entity engaged in mortgage banking activities classify the retained mortgage-backed security or other interest, which resulted from the securitizations of a mortgage loan held-for-sale based upon its ability and intent to sell or hold these investments.

      In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. All provisions of this Statement shall be applied prospectively. Based on the Company's current business operations, the adoption of the provisions of SFAS No. 149 did not materially impact the Company's financial condition, results of operations, or disclosures.

      7.    Other Real Estate Owned

      Real estate acquired by the Bank as a result of foreclosure is classified as other real estate owned ("REO") until it is sold. The REO is initially recorded at the lower of the related loan balance or fair value of the property at the date acquired. If the value of the property is less than the loan, less any related specific loan loss provisions, the difference is charged against the allowance for loan losses. Any subsequent write-down of REO is charged against earnings. The Bank had $1,109,000 and $442,000 of property acquired as a result of foreclosure at December 31, 2005 and 2004 and are included in other assets on the consolidated balance sheet.

      8.    Bank-Owned Life Insurance (BOLI)

      BOLI involves the purchasing of life insurance by the Company's wholly owned trust First Penn Bank Revocable Trust on a chosen group of employees. The Company is the owner and beneficiary of the policies. This pool of insurance, due to tax advantages to the Banks, is profitable to the Company. Bank deposits fund BOLI and the earnings from BOLI are recognized as non-interest income.

      9.    Premises and Equipment

      Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operations on a straight-line basis over the estimated useful lives of the assets.

      On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued. SFAS No. 144 retains the existing requirements to recognize and measure the impairment of long-lived assets to be held and used or to be disposed of by sale. SFAS No. 144 also changes the requirements relating to reporting the effects of a disposal or discontinuation of a segment of a business. The adoption of this statement did not have an impact on the financial condition or results of operations of the Company.

      10.   Income Taxes

      Under the liability method deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

      The Company and its subsidiaries file a consolidated federal income tax return and the amount of income tax expense or benefit is computed and allocated on a separate return basis.

      11.   Earnings Per Share

      The Company follows the provisions of SFAS No. 128, "Earnings Per Share." Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. EPS is computed based on the weighted-average number of shares of common stock outstanding.

      In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Based on the

Company's current business operations, the provisions of SFAS No. 150 did not impact the Company's financial condition, results of operations, or disclosures

      12.   Advertising Costs

      The Company expenses advertising costs as incurred.

      13.   Accounting for Stock-Based Compensation

      The Company follows SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, which allows an entity to use a fair value-based method for valuing stock-based compensation, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the statement permits entities to elect accounting for employee stock options and similar instruments under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." The Company's Stock Option Plans (Option Plans) are accounted for under APB Opinion No. 25. Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

      At December 31, 2002, the Company's four Option Plans provide for the grant of (i) options to purchase Common Stock intended to qualify as incentive stock options (Incentive Stock Option) under Section No. 422 of the Code, and
(ii) options that do not so qualify (Nonqualified Stock Options). Pursuant to the Option Plans, 1,653,315 shares of Common Stock (subject to adjustment) are reserved for issuance by the Company upon exercise of stock options to be granted to certain officers and employees of the Company from time to time under the Option Plans. As of December 31, 2003, 308,315 options were granted. The purpose of the Option Plans is to give certain officers and employees an opportunity to acquire common stock and thereby help the Company attract, retain and motivate key employees and officers. As of December 31, 2003, 2,143 options in connection with the First Bank acquisition remain outstanding.

      In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment" (SFAS 123R). This statement is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The provisions of this statement are effective for interim or annual periods beginning after January 1, 2006. The Company is currently evaluating the provisions of this revision to determine the impact on its consolidated financial statements. It is, however, expected to have a negative effect on consolidated net income.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation:

                                                                             YEAR ENDED DECEMBER 31,
                                                                          ----------------------------
                                                                           2005      2004       2003
                                                                          ------   --------    -------
Net income
  As reported.........................................................    $1,135   $ 2,070     $2,005
  Less stock-based compensation costs determined under the fair
    value-based method for all awards.................................        --    (2,334)       (65)
                                                                          ------   -------     ------
  Pro forma...........................................................    $1,135   $  (264)    $1,940
                                                                          ======   =======     ======
Basic earnings per share
  As reported.........................................................    $ 0.24   $  0.47     $ 0.47
  Pro forma...........................................................    $ 0.24   $ (0.06)    $ 0.46
Diluted earnings per share
  As reported.........................................................    $ 0.20   $  0.40     $ 0.46
  Pro forma...........................................................    $ 0.20   $ (0.05)    $ 0.45

      14. Employee Benefit Plans

      The Company has certain employee benefit plans covering substantially all employees. The Company accrues such costs as incurred.

      The Company follows the disclosure provisions of SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which was revised in December 2003. SFAS No. 132, as revised, requires additional employers' disclosures about pension and other postretirement benefit plans as of December 31, 2004. Certain disclosures related to estimated future benefit payments are effective for fiscal years ending after June 14, 2004. Net pension expense consists of service cost, interest cost, return on pension assets and amortization of unrecognized initial net assets. The Company accrues its post retirement benefit costs and other benefit plan costs as incurred.

      15. Comprehensive Income

      The Company reports comprehensive income, which includes net income, as well as certain other items, which result in a change to equity during the period. The income tax effects allocated to comprehensive income are as follows:

                                                                       DECEMBER 31, 2005
                                                              -----------------------------------
                                                                              TAX
                                                              BEFORE TAX   (EXPENSE)   NET OF TAX
                                                                AMOUNT      BENEFIT      AMOUNT
                                                              ----------   ---------   ----------
                                                                         (IN THOUSANDS)
Unrealized loss on securities
  Unrealized holding losses arising during period.........     $(2,252)      $ 720      $(1,532)
   Gains recognized in income statement                            440        (140)         300
                                                               -------       -----      -------
Other comprehensive loss, net.............................     $(1,812)      $ 580      $(1,232)
                                                               =======       =====      =======

                                                                      DECEMBER 31, 2004
                                                            ------------------------------------
                                                            BEFORE TAX       TAX      NET OF TAX
                                                              AMOUNT       BENEFIT      AMOUNT
                                                            ----------     -------    ----------
                                                                        (IN THOUSANDS)
Unrealized loss on securities
  Unrealized holding gains arising during period..........    $(313)        $  72       $ (241)
                                                              -----         -----       ------
Other comprehensive loss, net.............................    $(313)        $  72       $ (241)
                                                              =====         =====       ======

                                                                     DECEMBER 31, 2003
                                                            -----------------------------------
                                                            BEFORE TAX      TAX      NET OF TAX
                                                              AMOUNT      BENEFIT      AMOUNT
                                                            ----------    -------    ----------
                                                                       (IN THOUSANDS)
Unrealized gains on securities
  Unrealized holding gains arising during period..........   $(2,285)      $ 809      $(1,476)
                                                             -------       -----      -------
Other comprehensive income, net...........................   $(2,285)      $ 809      $(1,476)
                                                             =======       =====      =======

      16. Reclassifications

      Certain 2005 amounts have been reclassified to conform to the 2004 presentation.

NOTE B--INVESTMENT SECURITIES

      The following tables present the amortized cost, gross unrealized gains and losses and fair values of the Company's investment securities available-for-sale and held-to-maturity as of December 31, 2005 and 2004 (in thousands):

                                                                       DECEMBER 31, 2005
                                                        ----------------------------------------------
                                                                       GROSS       GROSS
                                                        AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                          COST         GAINS       LOSSES       VALUE
                                                        ---------   ----------   ----------   --------
Investment securities available-for-sale
  Mutual funds.....................................     $   2,354         --           66     $  2,288
  FHLB Notes.......................................        94,662         --        1,686       92,976
                                                        ---------     ------      -------     --------
                                                           97,016         --        1,752       95,264

Mortgage-backed securities available-for-sale
  FNMA certificates................................        16,220        151          506       15,865
  GNMA certificates................................           940         26            1          965
  FHLMC Certificates...............................        12,183         24          307       11,900
                                                        ---------     ------      -------     --------
                                                           29,343        201          814       28,730
                                                        ---------     ------      -------     --------
                                                        $ 126,359     $  201      $ 2,566     $123,994
                                                        ---------     ------      -------     --------

Mortgage-backed-securities held-to-maturity
  FHLMC Certificates                                          844         --           18          826
  GNMA Certificates................................           481         12            9          484
                                                        ---------     ------      -------     --------
                                                            1,325         12           27        1,310
                                                        ---------     ------      -------     --------
                                                        $ 127,684     $  213      $ 2,593     $125,304
                                                        =========     ======      =======     ========

                                                                       DECEMBER 31, 2004
                                                        ----------------------------------------------
                                                                       GROSS       GROSS
                                                        AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                          COST         GAINS       LOSSES       VALUE
                                                        ---------   ----------   ----------   --------
Investment securities available-for-sale
  Mutual funds....................................      $  2,354          --          31     $  2,323
  State and municipal obligations.................           500           2          --          502
  FHLB Notes......................................        54,984          --         759       54,225
                                                        --------        -----     ------     --------
                                                          57,838            2        790       57,050

Mortgage-backed securities available-for-sale
  FNMA certificates...............................        22,716          324        253       22,787
  GNMA certificates...............................         1,921           83         --        2,004
  FHLMC Certificates..............................        12,300           98        127       12,271
                                                        --------        -----     ------     --------
                                                          36,937          505        380       37,062
                                                        --------        -----     ------     --------
                                                        $ 94,775        $ 507     $1,170     $ 94,112
                                                        --------        -----     ------     --------

Mortgage-backed-securities held-to-maturity
  FHLMC Certificates..............................           971           --         --          971
  GNMA Certificates...............................           562           20          9          573
                                                        --------        -----     ------     --------
                                                           1,533           20          9        1,544
                                                        --------        -----     ------     --------
                                                        $ 96,308        $ 527     $1,179     $ 95,656
                                                        ========         =====    ======     ========

      The amortized cost and fair value of the Company's investment securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

                                                   AVAILABLE-FOR-SALE          HELD-TO-MATURITY
                                                  ---------------------      --------------------
                                                  AMORTIZED      FAIR        AMORTIZED     FAIR
                                                     COST        VALUE          COST       VALUE
                                                  ---------    --------      ---------    -------
Due in one year or less.......................    $  44,852    $ 44,547       $    --     $    --
Due after one year through five years.........       52,164      50,720            --          --
Due after five years through ten years........           --          --            --          --
                                                  ---------    --------       -------     -------
                                                     97,016      95,267            --          --
Due after ten years                                      --          --            --          --
Mortgage-backed securities....................       29,343      28,727         1,325       1,310
                                                  ---------    --------       -------     -------
                                                  $ 126,359    $123,994       $ 1,325     $ 1,310
                                                  =========    ========       =======     =======

      No investment securities were pledged to secure public funds at December 31, 2005. The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004. (in thousands):

DECEMBER 31, 2005

                                                                              12 MONTHS OR
                                                 LESS THAN 12 MONTHS             LONGER                  TOTAL
                                    NUMBER       --------------------     --------------------   ---------------------
        DESCRIPTION                   OF           FAIR    UNREALIZED     FAIR      UNREALIZED     FAIR     UNREALIZED
       OF SECURITIES              SECURITIES      VALUE      LOSSES       VALUE       LOSSES       VALUE      LOSSES
------------------------------    ----------     -------   ----------    -------    ----------   --------   ----------
                                                                     (IN THOUSANDS)
U.S.  FHLB notes..............        14         $42,254     $(245)      $50,721     $(1,442)    $ 92,975    $(1,687)
Mortgage- backed securities...        10           2,288       (66)       23,200        (813)      25,488       (879)
                                      --         -------     -----       -------     -------     --------    -------
Total temporarily impaired
  investment securities.......        24         $44,542     $(311)      $73,921     $(2,255)    $118,463    $(2,566)
                                      ==         =======     =====       =======     =======     ========    =======

DECEMBER 31, 2004

                                                                               12 MONTHS OR
                                                  LESS THAN 12 MONTHS             LONGER                  TOTAL
                                     NUMBER      ----------------------   ---------------------   --------------------
        DESCRIPTION                    OF         FAIR       UNREALIZED    FAIR      UNREALIZED    FAIR     UNREALIZED
       OF SECURITIES               SECURITIES     VALUE         LOSSES     VALUE       LOSSES      VALUE      LOSSES
------------------------------     ----------    ------      ----------   -------    ----------   -------   ----------
                                                                       (IN THOUSANDS)
U.S.  FHLB notes..............          4        $   --       $    --     $39,437    $    (759)   $39,437   $    (759)
Mortgage- backed securities...          9         4,582          (112)     23,963         (300)    28,545        (412)
                                       --        ------       -------     -------    ---------    -------   ---------
Total temporarily impaired
  investment securities.......         13        $4,582       $  (112)    $63,400    $  (1,059)   $67,982   $  (1,171)
                                       ==        ======       =======     =======    =========    =======   =========

      In management's opinion, the unrealized losses reflect changes in interest rates subsequent to the acquisition of specific securities. There were nine securities in the less than twelve months category. The Company has the ability to hold these securities until maturity or market price recovery. Management believes that the unrealized losses represent temporary impairments of the securities.

NOTE C--LOANS

      Loans are as follows:

                                                                     DECEMBER 31,
                                                                --------------------
                                                                  2005        2004
                                                                --------    --------
                                                                   (IN THOUSANDS)
  Commercial loans..........................................    $171,555    $189,181
  Construction loans........................................      48,309      21,763
  Mortgage Loans............................................      79,856      90,654
  Consumer loans............................................      69,736      54,624
                                                                --------    --------
                                                                 369,456     356,222

Unearned fees and discounts.................................         378         (80)
Allowance for loan losses...................................      (3,300)     (3,157)
                                                                --------    --------
  Loans.....................................................    $366,534    $352,985
                                                                ========    ========

      In the ordinary course of business, the Company has granted loans to shareholders, officers, directors, and their affiliates. All loan transactions entered into between the Company and such related parties were made on the same terms and conditions as transactions with all other parties. In management's opinion, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The aggregate approximate amount of these loans outstanding at December 31, 2005 and 2004 was $1.8 million and $2.9 million, respectively. In 2005, there was one new loan of $26,000, repayments of $247,000 and reclassification of $972,000 of a former director loan.

      Non-performing assets include nonaccrual loans past due 90 days or more, impaired loans and other real estate owned. The aggregate amount of these assets at December 31, 2005 and 2004 were approximately $2.5 million, $0, $1.1 million and $3.6 million, 0 and $422,000 respectively.

      As of December 31, 2005, 2004 and 2003, interest accrued on nonaccrual loans totaled $0, $0 and $324,000, respectively.

      At December 31, 2005, the Company's classified loans consisted of 15 commercial real estate loans with a total recorded balance of approximately $1.9 million for which specific allowances of approximately $300,000 have been established. At December 31, 2004, the Company's classified loans consisted of 21 commercial real estate loans with a total recorded balance of approximately $3.2 million for which specific allowances of approximately $363,000 have been established. The average investment in classified loans for the years ended December 31, 2005, 2004 and 2003 was approximately $2.5 million, $2.7 million, and $3.7 million respectively.

      Changes in the allowance for loan losses were as follows:

                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                    -------------------------
                                                                     2005      2004     2003
                                                                    ------    ------   ------
                                                                          (IN THOUSANDS)
Balance at the beginning of the year............................    $3,157    $3,069   $3,603
Provision for loan loss.........................................       405       235       45
Recoveries of loans previously charged off......................       156       215      183
Charged off.....................................................      (418)     (362)    (762)
                                                                    ------    ------   ------
Balance at end of year..........................................    $3,300    $3,157   $3,069
                                                                    ======    ======   ======

NOTE D --PREMISES AND EQUIPMENT

      Premises and equipment are as follows:

                                                                           DECEMBER 31,
                                                         ESTIMATED     -------------------
                                                        USEFUL LIVES     2005        2004
                                                        ------------   -------     -------
                                                                          (IN THOUSANDS)
Land...............................................      Indefinite    $    10     $    10
Buildings and improvements.........................           25-50      2,868       2,222
Furniture, fixtures and equipment..................            3-10      6,594       6,297
                                                                       -------     -------
                                                                       $ 9,472       8,529
                                                                       -------     -------
Less accumulated depreciation......................                     (7,056)     (6,059)
                                                                       -------     -------
                                                                       $ 2,416     $ 2,470
                                                                       =======     =======

NOTE E--VARIABLE INTEREST ENTITY

      In January 29, 1999, PSB purchased 1,600,000 shares of Series A Convertible Preferred Stock, $.01 par value per share, (the "Preferred Stock") of McGuire Performance Solutions, Inc. ("MPS"). PSB purchased the shares for $.78125 per share for a total cost of $1,250,000. In 2000, MPS changed its name to Iron Bridge Holdings, Inc. ("Iron Bridge"). During the year ended December 31, 2001, and 2000, PSB purchased an additional 375,000 shares and 500,000 shares, respectively, of the Preferred Stock for $1.00 per share for a total cost $875,000. On December 27, 2002, the founding shareholders of Iron Bridge purchased from PSB 304,350 shares of preferred stock for $0.88 per share, which was the average cost per share paid by PSB for these shares. PSB currently owns 87.7% of the Preferred Stock, which represents a 49.9% fully diluted ownership interest in Iron Bridge. The Iron Bridge subsidiary, MPS, is a nationally recognized firm delivering cost-effective solutions for high performance total balance sheet management to banks, thrifts, credit unions and other financial institutions.

      In the first quarter of 2004 PSB adopted FASB interpretation No. 46(R) Consolidation of Variable Interest Entities ("FIN 46(R)"). In applying FIN 46(R), it was determined that PSB, as the largest shareholder and virtually Iron Bridge's only financial resource, would absorb a majority of Iron Bridge's expected losses. Therefore, it was PSB's conclusion that in accordance with FIN 46(R), Iron Bridge is a variable interest entity and thus PSB was required to consolidate the financial results of Iron Bridge beginning the first quarter of 2004.

      The consolidation of Iron Bridge as of December 31, 2005, resulted in PSB recording goodwill of $1,421,561 and minority interest of $254,767. PSB accounts for goodwill in accordance with SFAS 142, "Goodwill and Other Intangible Assets." Goodwill is now subject to impairment testing at least annually to determine whether write-downs of the recorded balances are necessary. PSB tests for impairment based on the goodwill maintained at each defined reporting unit. A fair value is determined for each reporting unit based on at least one of three various market valuation methodologies. If the fair value of the reporting unit exceeds its then book value, no write-down of recorded goodwill is necessary. If the fair value of a reporting unit is less, an expense may be required on PSB's books to write down the related goodwill to the proper carrying value. As of December 31, 2005, PSB completed its annual testing, and determined that no impairment write-off was necessary. No assurance can be given that future goodwill impairment tests will not result in a charge to earnings.

NOTE F--DEPOSITS

      Deposits are summarized as follows:

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  2005        2004
                                                                --------    --------
                                                                   (IN THOUSANDS)
Demand......................................................    $ 40,695    $ 30,786
NOW.........................................................      24,444      27,040
Money Market and Statement Savings..........................      89,857     111,838
Passbook savings............................................      25,885      30,369
Certificates of deposit.....................................     320,230     275,247
                                                                --------    --------
                                                                $501,111    $475,280
                                                                ========    ========

      At December 31, 2005, scheduled maturities of certificates of deposit are as follows (in thousands):

2006....................................................      $261,961
2007....................................................        42,313
2008....................................................         7,414
2009....................................................         2,335
2010....................................................         6,052
Thereafter..............................................           155
                                                              --------
                                                              $320,230
                                                              ========

NOTE G--BORROWING

      1.    Federal Home Loan Bank Advances

      Under an agreement with the Federal Home Loan Bank of Pittsburgh (FHLB), the Company has a line of credit available in the amount of approximately $206,937,000. As of December 31, 2005 and 2004, there was no amount outstanding throughout the year on this line of credit, respectively. All FHLB advances are collateralized by a security agreement covering qualifying mortgage loans and unpledged treasury, agency and mortgage-backed securities which at December 31, 2005, had a combined carrying value of approximately $315,631,000. In addition, all FHLB advances are secured by the FHLB stock owned by the Company.

      2.    Securities sold under agreements to repurchase

            Securities sold under repurchase agreements are as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                                 -------------------------
                                                                  2005     2004      2003
                                                                 ------   ------    ------
                                                                   (DOLLARS IN THOUSANDS,
                                                                            EXCEPT
                                                                         PERCENTAGES)
Balance at year-end..........................................    $1,127   $1,105    $1,099
Average during the year......................................     1,120    1,109     1,092
Maximum month-end balance....................................     1,127    1,111     1,099
Weighted average rate during the year........................      2.12%    1.92%     2.47%
Rate at December 31..........................................      2.44%    2.14%     1.88%

NOTE H--INCOME TAXES

      The components of the provision for income taxes are as follows (in thousands):

      The components of the provision for income taxes are as follows (in thousands):

                                                               YEAR ENDED DECEMBER 31,
                                                             ---------------------------
                                                              2005       2004      2003
                                                             ------     ------    ------
Current
  Federal................................................    $  394     $  860    $  695
  State .................................................       167        155       113
                                                             ------     ------    ------
                                                                561      1,015       808
                                                             ------     ------    ------

Deferred
  Federal................................................       141        178       216
  State .................................................        --         --        --
                                                             ------     ------    ------
                                                                141        178       216
                                                             ------     ------    ------
  Total income tax expense...............................    $  702     $1,193    $1,024
                                                             ======     ======    ======

      A reconciliation between the reported income tax expense and the amount computed by multiplying income before income tax by the Federal statutory income tax rate is as follows (in thousands):

                                                                                            YEAR ENDED
                                                                                           DECEMBER 31,
                                                                                    -------------------------
                                                                                     2005     2004      2003
                                                                                    ------   ------    ------
Expected statutory income tax expense..........................................     $  641   $1,109    $1,068
Increase (decrease) in taxes resulting from:
  State and local taxes on income..............................................        110      102        76
  Non-taxable income...........................................................       (175)     (38)     (222)
  Non-deductible expenses......................................................        110       20       102
  Other........................................................................         16       --        --
                                                                                    ------   ------    ------
Total income tax expense.......................................................     $  702   $1,193    $1,024
                                                                                    ======   ======    ======

      Net deferred tax assets consist of the following (in thousands):

                                                                            DECEMBER 31,
                                                                          ----------------
                                                                           2005      2004
                                                                          ------    ------
Deferred tax assets
  Allowance for loan losses............................................   $1,114    $  959
  Non-accrual interest.................................................      311       390
  Depreciation.........................................................      579       617
  Net operating loss carry forwards....................................      136       321
  Unrealized losses on investment securities available-for-sale........      806       223
  Other................................................................        9        13
                                                                          ------    ------
  Net deferred tax asset, included in other assets                        $2,955    $2,523
                                                                          ------    ------

The Bank is not required to recapture approximately $2.5 million of its tax bad debt reserve, attributable to bad debt deductions taken by it prior to 1988, as long as the Bank continues to operate as a bank under federal tax law and does not use the reserve for any other purpose. In accordance with SFAS No. 109, the Bank has not recorded any deferred tax liability on this portion of its tax bad debt reserve. The tax that would be paid were the Bank ultimately required to recapture that portion of the reserve, would amount to approximately $800,000. At December 31, 2005, the Bank has net operating loss carryover of about $838,000 million expiring in 2020.

NOTE I--EARNINGS PER SHARE

The following table illustrates the required disclosure of the numerators and denominators of the basic and diluted EPS computation. The computation of dilutive earnings per share in 2005 includes 895,240 shares of the 1,371,200 options which were issued in connection with the 1999 First Bank of Philadelphia acquisition and were originally deemed invalid by management. These shares are considered to be contingently issuable shares and are required to be included in the calculation of diluted EPS and excluded from the calculation of basic EPS for the year ended December 31, 2005 and 2004, because they currently are held in escrow. All or part of the stock options may be returned pending the outcome of an appeal of the court ruling which rendered the options valid. Prior to December 31, 2004, these shares were not held in escrow and accordingly were excluded from the calculation of basic and diluted EPS for the year ended December 31, 2003.

                                                                   YEAR ENDED DECEMBER 31, 2005
                                                            ------------------------------------------
                                                                             WEIGHTED
                                                             INCOME       AVERAGE SHARES     PER SHARE
                                                            (NUMERATOR)    (DENOMINATOR)       AMOUNT
                                                            -----------    -------------     ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic earnings per share
  Income available to common stockholders................   $ 1,135           4,785          $  0.24
Effect of dilutive securities
  Stock options..........................................        --             952            (0.04)
                                                            -------           -----          -------
Diluted earnings per share
  Income available to common stockholders plus effect
    of dilutive securities...............................   $ 1,135           5,737          $  0.20
                                                            =======           =====          =======

      All options to purchase shares were dilutive for the year ended December 31, 2005.

                                                                   YEAR ENDED DECEMBER 31, 2004
                                                           ------------------------------------------
                                                                             WEIGHTED
                                                             INCOME       AVERAGE SHARES    PER SHARE
                                                           (NUMERATOR)     (DENOMINATOR)      AMOUNT
                                                           -----------    --------------    ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic earnings per share
  Income available to common stockholders...............    $  2,070           4,425         $ 0.47
Effect of dilutive securities
  Stock options.........................................          --             791          (0.07)
                                                            --------           -----         ------
Diluted earnings per share
  Income available to common stockholders plus effect
    of dilutive securities..............................    $  2,070           5,216         $ 0.40
                                                            ========           =====         ======

      All options to purchase shares were dilutive for the year ended December 31, 2004.

                                                                               YEAR ENDED DECEMBER 31, 2003
                                                                        -----------------------------------------
                                                                                         WEIGHTED
                                                                          INCOME      AVERAGE SHARES    PER SHARE
                                                                        (NUMERATOR)    (DENOMINATOR)      AMOUNT
                                                                        -----------   --------------    ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic earnings per share
  Income available to common stockholders..........................       $ 2,005          4,250         $ 0.47
Effect of dilutive securities
  Stock options....................................................            --            100          (0.01)
                                                                          -------          -----         ------
Diluted earnings per share
  Income available to common stockholders
  Plus effect of dilutive securities...............................       $ 2,005          4,350         $ 0.46
                                                                          =======          =====         ======

All options to purchase shares were dilutive for the year ended December 31, 2003.

NOTE J--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

      The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

            The Company had the following off-balance-sheet financial instruments whose approximate contract amounts represent credit risk at the dates indicated:

                                                                 DECEMBER 31,
                                                              -----------------
                                                               2005      2004
                                                              -------   -------
                                                                (IN THOUSANDS)
Commitments to extend credit..............................    $38,346   $27,980
Unused lines of credit....................................     42,282    34,525
Standby letters of credit.................................      3,539     3,286
                                                              -------   -------
                                                              $84,167   $65,791
                                                              =======   =======

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the

Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include Small Business Administration guarantees, deposit accounts at the Company, marketable securities, personal or commercial real estate, accounts receivable, inventory, and equipment.

      Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support contracts entered into by customers. Most guarantees extend for one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral to support these commitments.

      The Company issues financial and performance standby letters of credit, both of which are subject to the disclosure and initial recognition and measurement provisions of FIN No. 45. Financial and performance standby letters of credit are conditional commitments issued by the Company to assure the financial and performance obligations of a customer to a third party. At December 31, 2005, and 2004, the Company was contingently liable on financial and performance standby letters of credit totaling $3.5 million and $3.3 million, respectively, $885,000 of which were originated during 2005. The Company's commitments under standby letters of credit expire at various dates through 2008. Amounts due under these letters of credit would be reduced by any proceeds that the Company would be able to obtain in liquidating the collateral for the loans, which varies depending on the customer. The Company generally holds collateral and/or obtains personal guarantees supporting these commitments. Collateral held for these commitments at December 31, 2005 varied from 0 to 100% and averaged 98.0%.

      The Bank grants mortgage, consumer and construction loans primarily to customers in Southeastern Pennsylvania and Southern New Jersey. Although the Bank has a diversified loan portfolio, a substantial portion of its customers' ability to honor their contracts is dependent upon the local economy. The Bank's net investment in loans is subject to a significant concentration of credit risk given that the investment is primarily within a specific geographic area.

NOTE K -- COMMITMENTS AND CONTINGENCIES

      1.    Lease obligations

            The Company has entered into several non-cancelable operating lease agreements for its facilities. Additionally, the Company is responsible for pro rata operating expense escalations. The approximate minimum annual rental payments at December 31, 2005, under these leases are as follows:

                                 (IN THOUSANDS)

2006..........................................................      $  874
2007..........................................................         586
2008..........................................................         387
2009..........................................................         363
2010..........................................................         233
Thereafter....................................................         569
                                                                    ------
                                                                    $3,012
                                                                    ======

      Lease expense was approximately $950,000, $905,000, and $887,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

      2.    Litigation

      In the fourth quarter of 2001, PSB declared 1,371,200 options previously issued by First Bank of Philadelphia to be void because PSB believes, among other reasons, that these options were unlawfully and improperly granted.

      On March 6, 2002, certain of the purported option holders brought an action in United States District Court for the Eastern District of Pennsylvania (the "Court") to have the voided options declared valid and enforceable, or, alternatively, seeking aggregate damages of not less than $4.3 million.

      On April 1, 2004, the Court granted the plaintiffs' motion for summary judgment in an action in which the plaintiffs sought to have certain stock options, previously voided by PSB Bancorp, Inc., to be declared enforceable. On April 5, 2004, PSB appealed the court's decision to the United States Court of Appeals for the Third Circuit (the "Appeals Court"). Pending the outcome of the appeal, PSB agreed to allow the purported option holders to exercise the options with the resulting shares and exercise consideration being placed in escrow. Subsequently, on February 15, 2005, the Appeals Court upheld the grant of summary judgment for the plaintiffs. On February 28, 2005, PSB filed a motion for rehearing with the Appeals Court in which PSB avers that, based on recently discovered information, the court lacks jurisdiction because at least one of the plaintiffs is a Pennsylvania resident and therefore diversity of citizenship is absent.

      On June 17, 2004 and September 7, 2004, the purported holders of the additional 475,960 voided options not subject to the initial suit filed separate actions in the Court to have the voided options declared valid and enforceable. These actions only effect 475,960 of the 1,371,200 options previously declared void by PSB. PSB has filed a motion to dismiss both actions for lack of jurisdiction arising from a lack of diversity.

      On December 29, 2004, PSB received a shareholder demand letter (the "Demand Letter") from Mr. David C. Berger, Esq., of Robinson Brog Leinwand Greene Genovese & Cluck P.C., counsel for the purported holders of the voided options ("Option Counsel"), and counsel for Wellington Limited Partnership, a purported shareholder of PSB, requesting that the board of directors prosecute certain actions or take certain corrective measures. A shareholder derivative action is an action brought by a shareholder in the name of the corporation to recover alleged damages incurred by the corporation as a result of the actions of its directors, officers or third parties. Under Pennsylvania law, initially a committee of independent directors must determine whether to proceed with any action. On January 20, 2005, the board of directors of PSB appointed a special committee composed of three independent directors. The independent directors appointed to the special committee are Dennis Wesley, James W. Eastwood, and James Kenney. The special committee was charged with (i) investigating the allegations in the Demand Letter, (ii) preparing and presenting a report to the full board of directors of the results of their investigation, and (iii) making a recommendation to the full board of directors as to whether or not to proceed with a shareholder derivative action. The special committee has engaged separate legal counsel to assist it in the preparation of its report. If any action is recommended by the special committee, any recovery would be for the benefit of PSB. Option Counsel was informed of the formation of the special committee.

      On March 17, 2005, prior to the conclusion of the formal review by the special committee, Option Counsel brought a shareholder derivative action on behalf of two of the purported option holders in the Court against the members of PSB's board of directors for breach of fiduciary duty and self dealing relating to the purported fraudulent solicitation of shareholder approval of PSB's 2001 Stock Incentive Plan (the "SIP"). This is one of the items contained in the Demand Letter. Plaintiffs are seeking a judgment declaring the SIP null and void and an injunction preventing the issuance or exercise of any additional options under the SIP. This matter will also be reviewed by the special committee formed in response to the Demand Letter. PSB unequivocally denies the allegations and intends to vigorously defend the action. However, there can be no assurance regarding the eventual outcome of this litigation.

      April 29, 2005, PSB filed a motion to dismiss the cases. On June 23, 2005, the Court denied PSB's motion to dismiss. The special committee's counsel, appointed as a result of the shareholder demand described in Paragraph D above, submitted its report and the Board of Directors concluded that no corrective action was necessary and that the derivative suit should be terminated. PSB unequivocally denies the allegations contained in the action and intends to defend vigorously the action. However, there can be no assurance regarding the eventual outcome of this litigation.

      On April 8, 2005, PSB filed a declaratory judgment action in the Court of Common Pleas of Philadelphia County against the various purported option holders seeking an order declaring the disputed options void and invalid. This action is in the discovery phase.

      On April 15, 2005, in response to the Dismissal, Carl Lingle, Raymond Silverstein, as Trustee under an Irrevocable Trust, Gerald Lehrfeld, Joan Lehrfeld, Jay Roseman and Lynn Roseman, purported option holders, filed an action in the United States District Court for the Eastern District of Pennsylvania seeking among other actions a declaratory judgment that 854,858 options previously declared invalid by PSB are valid and enforceable or in the alternative an award of money damages estimated to be not less than $11 million. On May 16, 2005, PSB filed a motion to dismiss that was denied on June 23, 2005. PSB intends to defend vigorously the action. However, there can be no assurance regarding the eventual outcome of this litigation.

      In May 2005, PSB filed an action in the Philadelphia Court of Common Pleas against Conwell Ltd. Partnership, et al. ("Conwell") in order to terminate a June, 2004 escrow agreement entered into as part of the original option case. PSB had issued certain stock certificates in the names of the plaintiffs and the plaintiffs paid the option exercise price. The stock certificates and the money were put into escrow pending the outcome of PSB's appeal. As referenced in Paragraph A above, the action was dismissed, and PSB contends that the escrow should be voided. In response to PSB's action, Conwell filed an interpleader action in the U.S. District Court for the Eastern District of Pennsylvania. As a result of that action, the escrow agent deposited into federal court the stock certificates that had been held in escrow. On July 6, 2005, the district court denied PSB's motion to dismiss. On November 4, 2005, the district court entered an order staying the case.

      Periodically, there have been various claims and lawsuits involving PSB, such as claims to enforce liens, condemnation proceedings on properties in which PSB holds security interests, claims involving the making and servicing of real property loans, and other issues incident to PSB's business. At this time, there are no such claims or proceedings that are material to the operations of PSB.

NOTE L -- FAIR VALUE OF FINANCIAL INSTRUMENTS

      SFAS No. 107 requires disclosure of the estimated fair value of an entity's assets and liabilities considered to be financial instruments. For the Company, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Therefore, the Company had to use significant estimations and present value calculations to prepare this disclosure, as required by SFAS No. 107. Accordingly, the information presented below does not purport to represent the aggregate net fair value of the Company.

      Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

      Estimated fair values have been determined by the Company using the best available data and an estimation methodology suitable for each category of financial institutions. The estimation methodologies used, the estimated fair values, and recorded book balances at December 31, 2005 and 2004, respectively, are outlined below.

      For cash and due from banks, federal funds sold, and interest earning deposits with banks, the recorded book value of $37,797,000 and $54,650,000 approximates fair value at December 31, 2005 and 2004, respectively. The estimated fair values of investment securities are based on quoted market prices, if available. Estimated fair values are based on quoted market prices of comparable instruments if quoted market prices are not available.

      The fair value of loans held-for-sale with recorded book values of approximately $3,280,000 and $3,792,000 at December 31, 2005 and 2004 are determined using an aggregate asset basis method and are carried at fair value.

      The fair values of loans that management intends to hold for the foreseeable future are estimated based on a discounted cash flow analysis using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The carrying value of accrued interest approximates fair value.

      The estimated fair values of demand deposits (i.e., interest and non-interest bearing checking accounts, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair value of variable rate certificates of deposit approximate their carrying amounts at the reporting date. The fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities. The carrying amount of accrued interest payable approximates its fair value.

                                                                                2005                    2004
                                                                        --------------------    --------------------
                                                                          FAIR      CARRYING      FAIR      CARRYING
                                                                          VALUE      AMOUNT       VALUE      AMOUNT
                                                                        --------    --------    --------    --------
                                                                                     (IN THOUSANDS)
Financial assets
  Investment securities held-to-maturity............................    $  1,310    $  1,325    $  1,533    $  1,544
  Investment securities available-for sale..........................     123,994     126,359      94,112      94,775
  Loans.............................................................     368,020     369,814     348,778     356,142
Financial liabilities
  Deposits with no stated maturities................................     155,494     180,881     200,003     212,635
  Deposits with stated maturities...................................     321,437     320,230     275,247     275,242

      The fair values of securities under agreements to repurchase totaling approximately $1,127,000 and $1,105,000 are estimated to approximate their recorded book balances at December 31, 2005 and 2004, respectively.

      The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated costs to terminate the letters of credit. Fair values of unrecognized financial instruments including commitments to extend credit and the fair value of letters of credit are considered immaterial.

NOTE M -- STOCK-BASED COMPENSATION

            A summary of the status of the Company's fixed stock option plan for the years ended December 31, 2005, 2004 and 2003, and changes during the years ending on those dates is presented below:

            The summary of stock options for all periods presented excludes 1,371,200 options issued in connection with the 1999 First Bank acquisition, which have been deemed invalid by management.

                                                           2005                     2004                     2003
                                                   --------------------    ----------------------    --------------------
                                                              WEIGHTED-                 WEIGHTED-               WEIGHTED-
                                                               AVERAGE                   AVERAGE                 AVERAGE
                                                   NUMBER      EXERCISE      NUMBER      EXERCISE     NUMBER     EXERCISE
                                                     OF       PRICE PER       OF        PRICE PER      OF       PRICE PER
                                                   SHARES       SHARE        SHARES       SHARE       SHARES      SHARE
                                                   -------    ---------    ---------    ---------    -------    ---------
Outstanding at beginning of year.............      961,167     $7.12         310,458     $ 5.40      280,458     $ 5.05
Options granted..............................            0        --       1,020,000      10.00       30,000       8.61
Options exercised............................      (42,857)     9.65        (369,291)      6.16           --         --
Options forfeited............................           --        --              --         --           --         --

                                                   -------                 ---------                 -------
Outstanding at end of year...................      918,310      9.87         961,167       7.12      310,458     $ 5.40
                                                   =======                 =========                 =======

            The following table summarizes information concerning options outstanding at December 31, 2005:

                                OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                    --------------------------------------  -----------------------
                                     WEIGHTED-                NUMBER
                        NUMBER        AVERAGE    WEIGHTED-  EXERCISABLE   WEIGHTED-
    RANGE OF        OUTSTANDING AT   REMAINING    AVERAGE        AT        AVERAGE
    EXERCISE         DECEMBER 31,   CONTRACTUAL  EXERCISE   DECEMBER 31,  EXERCISE
     PRICES             2005        LIFE (YEARS)   PRICE        2004        PRICE
------------------  --------------  -----------  ---------  -----------   ---------
$3.36 to $8.61....       32,590         2.94        6.38       35,447        5.07
$10.00............      885,720         8.50       10.00      925,720       10.00
                        -------         ----       -----      -------       -----
                        918,310         5.72        9.87      961,167        9.62
                        =======         ====       =====      =======       =====

NOTE N -- EMPLOYEE BENEFIT PLANS

      1.    Defined Benefit Pension Plan

      The Company maintains a non-contributory defined benefit plan (the Pension
Plan) covering all employees, as defined under the pension plan document. The Pension Plan calls for benefits to be paid to eligible employees at retirement based upon years of service with the Bank and compensation rates near retirement. Contributions to the Pension Plan reflect benefits attributed to employees' service. Pension Plan assets consist of common stock, investment grade corporate bonds and U.S. Government obligations. The Pension Plan was "frozen" in 1994 and benefits no longer accrue. No Pension Plan contributions were made in 2004, 2003, and 2002. No new employees will be eligible for participation.

      The following table sets forth the plans' required disclosures:

                                                                                                     DECEMBER 31,
                                                                                              -------------------------
                                                                                                 2005           2004
                                                                                              ----------     ----------
Change in benefit obligation
  Benefit obligation at beginning of year..............................................       $1,007,278     $  914,292
  Interest cost........................................................................           59,623         63,771
  Actual (loss) gain...................................................................           (1,244)        21,784
  Benefits paid........................................................................          (24,984)       (94,552)
  Increase due to the decrease in the discount rate....................................           56,645        101,983
                                                                                              ----------     ----------
  Benefits obligation at end of year...................................................       $1,097,318     $1,007,278
                                                                                              ==========     ==========

Change in plan assets
  Fair value of plan assets at beginning of year.......................................       $  818,094     $  823,171
  Actual return on plan assets.........................................................           18,306         68,610
  Employer Contributions...............................................................           12,962         20,865
  Benefits paid........................................................................          (24,984)       (94,552)
                                                                                              ----------     ----------
  Fair value of plan assets at end of year.............................................       $  824,378     $  818,094
                                                                                              ==========     ==========
  Funded status........................................................................         (272,940)     $(189,184)
  Unrecognized actuarial gain..........................................................          204,756        111,555
  Unrecognized transition obligation...................................................           55,555         61,729
                                                                                              ----------     ----------
Accrued pension cost at end of year....................................................       $  (12,629)    $  (15,900)
                                                                                              ==========     ==========

                                                                                         2005        2004     2003
                                                                                       --------    -------   -------
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31,

DISCOUNT RATE                                                                              5.50%      6.00%     7.00%
EXPECTED RETURN ON PLAN ASSETS                                                             7.00%      7.00%     7.00%

Components of net periodic benefit cost (benefit)
  Interest cost.....................................................................   $ 59,623    $63,771   $61,548
  Expected return on plan assets....................................................    (56,853)   (58,294)  (50,867)
  Amortization of transition amount.................................................      6,174      6,174     6,174
  Amortization of gain..............................................................        747                   --
                                                                                       --------    -------   -------
  Net periodic benefit cost (benefit)...............................................   $  9,691    $11,651   $16,855
                                                                                       ========    =======   =======

      The asset allocation for the Bank's pension plans at the end of 2005 and 2004 and the larger allocation for 2006, by asset category, follows. The fair value of plan assets for those plans is $824,378 and $818,044 million at the end of 2005 and 2004, respectively.

                                                                                            2005     2004      2003
                                                                                           -----    -----     -----
Asset Category
  Cash-money markets..................................................................      9.00%    1.00%     1.00%
  Equity securities...................................................................     31.00%   99.00%    99.00%
  Short term bonds....................................................................     60.00%      --        --
                                                                                           -----    -----     -----
    Total.............................................................................       100%     100%      100%
                                                                                           =====    =====     =====

      The Bank's pension plan assets are managed by Trustees of the Retirement Plan of the Bank. Assets are rebalanced at the end of each quarter. The Bank's investment strategy with respect to pension assets is to maximize return while protecting principal. The Trustees have the flexibility to adjust the asset allocation and move funds to the asset class that offers the most opportunity for investment returns.

      The accumulated benefit obligation at December 31, 2005 and 2004 was $1,097,318 and $1,007,728 respectively.

      Employer contributions and benefits paid in the above table include only those amounts contributed directly to, or paid directly from, plan assets. The expected employer contribution for 2006 is $35,000

      The long-term rate of return on assets was developed through analysis of historical market returns, current market conditions and the fund's past experience. Estimates of future market returns by asset category are lower than actual long-term historical returns in order to reflect current market conditions.

      Estimated future benefits payments are as follows:

                                                                                    (IN THOUSANDS)
2006........................................................................           $ 32,882
2007........................................................................             37,381
2008........................................................................             67,181
2009........................................................................             71,008
2010........................................................................             76,738
2011-2015...................................................................            463,430

      2.    Cash (Deferred) Profit-Sharing Plan

      The Company has a profit-sharing plan (the 401(k) Plan) covering all employees, as defined under the plan document. Employees may contribute up to 15% of compensation, as defined under the plan document. In 2002, the 401(k) Plan was amended to include the Company matching employee contributions up to 3% of compensation. Prior to 2002, the Company made discretionary contributions. The Company contributed approximately $137,749, $109,000, and $104,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

      3.    Profit-Sharing Plan

      The Company has a profit-sharing plan (the Profit Sharing Plan) covering all employees, as defined under the plan document. Discretionary contributions to the profit sharing plan are determined annually by the Board of Trustees based upon net income, as defined under the plan document. Allocation of the contributions to employees is based upon annual compensation. The Company made no contributions to the profit sharing plan in 2005, 2004 and 2003.

      4.    Employee Stock Ownership Plan

      The Company has an Employee Stock Ownership Plan (ESOP) covering all employees, as defined under the plan document. The ESOP is a tax-qualified plan subject to the requirements of ERISA and the Code. The ESOP borrowed funds from an unrelated third party lender and used the funds to purchase 42,780 shares of the Company common stock, which was later converted into 110,046 shares of Company common stock. The ESOP borrowed $1,288,540 from the Company to purchase an additional 128,854 shares of Company common stock.

      The Company acquired 145,000 ESOP shares through the acquisition of Jade Financial Corp. and its wholly-owned subsidiary, IGA Federal Savings Bank. These shares were converted into 398,025 ESOP shares in which 79,605 shares were already allocated prior to the acquisition. As of the acquisition date 8,126.50 IGA ESOP shares converted to 22,307 shares were cashed out. As of December 31, 2003, 30,128 ESOP shares were paid out or rolled over to employees who are no longer with the Company. Of the 30,123 shares, the Company purchased 3,671 shares during 2003 and transferred them to treasury stock.

      Benefits under the ESOP generally become 100% vested after the third year of service or upon normal retirement (as defined in the ESOP), disability or death of the participant. If a participant terminates employment for any other reason prior to full vesting, his nonvested account balance will be forfeited. Forfeitures will be reallocated among remaining participating employees in the same proportion as contributions. Benefits may be payable upon death, retirement, early retirement disability or separation from service. The Company accounts for it ESOP in accordance with SOP 93-6. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the allocated shares are included in outstanding shares for EPS purposes. The Bank's contributions to the ESOP recorded as compensation expense or (benefit) for the years ended December 31, 2005, 2004 and 2003 were approximately $386,000, $ 320,000, and $456,000, respectively.

      In October 2004, the ESOP refinanced its outstanding loan at a lower interest rate.

      Information with respect to the ESOP at December 31, 2005 are as follows:

                                                                                       2005           2004
                                                                                    ----------     ----------
Allocated shares..............................................................         203,838        198,122
Unreleased shares.............................................................         225,612        254,094
                                                                                    ----------     ----------
Total ESOP shares.............................................................         429,450        452,216
                                                                                    ==========     ==========
Fair value of unreleased shares...............................................      $2,594,538     $3,507,000
                                                                                    ==========     ==========

      5.    Supplemental Executive Retirement Plan

      In the third quarter of 2004 First Penn Bank established a nonqualified, noncontributory Supplemental Executive Retirement Plan (the "Executive Plan") for certain executives that provide for payments upon retirement, death or disability. The annual benefit is based on annual salary and bonuses (as defined in the Executive Plan) plus interest. Expense related to the Executive Plan included in the consolidated statements of income is approximately $621,000 for the year ended December 31, 2005.

      Net expense for the year ended December 31, 2005 included the following components (in thousands):

                                                                                                  2005
                                                                                                --------
Service cost...............................................................................      587,000
Interest cost..............................................................................       34,000
                                                                                                --------
Benefit expense............................................................................     $621,000
                                                                                                ========

      We expect to contribute approximately $621,000 to the Executive Plan with respect to 2005. The Executive Plan is an unsecured untouched liability of the Company.

      6.    Restricted Stock Awards

      During the year ended December 31, 2004, PSB issued 200,000 shares of restricted stock. The shares vest at a rate of 20% on each of five annual vesting dates, with an initial vesting date of June 17, 2005. The market price of PSB's Common Stock on the date of grant was $10.00 per share.

      Shares issued upon vesting may be either authorized but unissued shares or reacquired shares held by the Company as treasury shares. Expense is recognized for shares awarded over the vesting period at the fair market value of the shares on the date they were awarded. Compensation expense attributable to the restricted stock awards amounted to $364,000 for the year ended December 31, 2005.

      7.    Management Recognition Plan

      The 1995 and 1998 Management Recognition Plans (the MRP Plans) provide certain senior executive officers of the Company with a propriety interest in the Company. Benefits may be granted at the sole discretion of the Compensation Committee of the Company's Board of Trustees. The MRP Plans are managed by trustees who are directors of the Company and who have responsibility to invest all funds contributed by the Company to the trust created for the MRP Plans. The Company contributed approximately $254,000 to the 1995 MRP, which enabled the 1995 MRP to purchase 21,390 shares of the Company common stock in 1996 that were later converted into 55,023 shares of Company common stock. Under the 1998 MRP, the Company, contributed $322,500 to enable the MRP to purchase up to 181,384 shares of the Company common stock. Unless the Compensation Committee of the Board specifies otherwise, shares granted to MRP Plan participants will be in the form of restricted stock that vest over a five-year period at the rate of 20% of such shares per year. Compensation expense in the amount of the fair market value of the common stock at the date of grant to the employee will be recognized pro rata over the five years during which the shares vest. At December 31, 2005, all shares under the MRP have been allocated. The Company recorded compensation expense of approximately $0, $64,500, and $64,500 for the years ended December 31, 2005, 2004 and 2003, respectively, for the MRP.

NOTE O -- REGULATORY MATTERS

      State banking statutes restrict the amount of dividends on capital stock. Accordingly, no dividends shall be paid by the Company on its capital stock unless following the payment of such dividends, the capital stock of the Company will be unimpaired, and (1) the Company will have a surplus of not less than 50% of its capital, or, if not, (2) the payment of such dividend will not reduce the surplus of the Company.

      The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2005, management believes that the Company meets all capital adequacy requirements to which it is subject.

     As of September 30, 2005, the most recent notification from the Federal Reserve Bank of Philadelphia categorized the Bank adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

      The Company's and Bank's actual capital amounts and ratios are as follows:

      The Company's and Bank's actual capital amounts and ratios are as follows:

                                                                                                            TO BE WELL-
                                                                                                        CAPITALIZED UNDER
                                                                                  FOR CAPITAL           PROMPT CORRECTIVE
                                                               ACTUAL          ADEQUACY PURPOSES        ACTION PROVISIONS
                                                        -----------------      -----------------      --------------------
                                                         AMOUNT     RATIO       AMOUNT     RATIO       AMOUNT        RATIO
                                                        -------     -----      -------     -----      -------       ------
                                                                           (DOLLARS IN THOUSANDS)
As of December 31, 2005:

    Total capital (to risk-weighted assets)

    Company........................................     $56,737     14.88%     $30,500   >or=8.00%         N/A          N/A

    Bank...........................................     $45,185     11.96%     $30,221   >or=8.00%     $37,776    >or=10.00%

Tier I capital (to risk-weighted assets)

    Company........................................     $53,437     14.02%     $15,250   >or=4.00%         N/A          N/A

    Bank...........................................     $41,885     11.09%     $15,110   >or=4.00%     $22,666     >or=6.00%

Tier I capital (to average assets)

    Company........................................     $53,437      9.53%     $22,426   >or=4.00%         N/A          N/A

    Bank...........................................     $41,885      7.50%     $22,327   >or=4.00%     $27,908     >or=5.00%

                                                                                                          TO BE WELL-
                                                                                                       CAPITALIZED UNDER
                                                                                  FOR CAPITAL          PROMPT CORRECTIVE
                                                               ACTUAL          ADEQUACY PURPOSES       ACTION PROVISIONS
                                                        -----------------      -----------------      ------------------
                                                         AMOUNT     RATIO       AMOUNT     RATIO       AMOUNT      RATIO
                                                        -------     -----      -------     -----      -------     ------
                                                                           (DOLLARS IN THOUSANDS)
As of December 31, 2004:

  Total capital (to risk-weighted assets)

  Company..........................................     $54,364     15.49%     $28,082   >or=8.00%         N/A       N/A

  Bank.............................................     $43,095     12.34%     $27,930   >or=8.00%     $34,912   >or=8.00%

Tier I capital (to risk-weighted assets)

  Company..........................................     $51,207     14.59%     $14,041   >or=4.00%         N/A       N/A

  Bank.............................................     $39,938     11.44%     $13,965   >or=4.00%     $20,947   >or=8.00%

Tier I capital (to average assets)

  Company..........................................     $51,207      9.53%     $21,489   >or=4.00%         N/A       N/A

  Bank.............................................     $39,938      7.48%     $21,361   >or=4.00%     $26,701   >or=8.00%

NOTE Q -- SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

                                                                                     THREE MONTHS ENDED
                                                                       -----------------------------------------------
                                                                       DEC. 31,    SEPT. 30,    JUNE 30,     MARCH 31,
                                                                         2005         2005        2005         2005
                                                                       --------    ---------    --------     ---------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income...................................................      $8,038      $ 7,844      $7,419       $7,188
Interest expense..................................................       3,398        3,323       2,706        2,495
                                                                        ------      -------      ------       ------
Net interest income...............................................       4,640        4,521       4,713        4,693
Provision for loan losses.........................................         135           45          90          135
Non-interest income...............................................         694          573         585          967
Non-interest expenses.............................................       4,344        5,198       4,894        4,708
                                                                        ------      -------      ------       ------
Income (loss)  before income tax expense..........................         855         (149)        314          817
Income tax (expense) benefit......................................        (374)          29        (111)        (246)
                                                                        ------      -------      ------       ------
Net income (loss).................................................      $  481      $  (120)     $  203       $  571
                                                                        ======      =======      ======       ======
Earnings (loss) per share
    Basic.........................................................      $ 0.11      $ (0.03)     $ 0.04       $ 0.12
    Diluted.......................................................      $ 0.09      $ (0.03)     $ 0.04       $ 0.10

                                                                                    THREE MONTHS ENDED
                                                                       -----------------------------------------------
                                                                       DEC. 31,    SEPT. 30,    JUNE 30,     MARCH 31,
                                                                         2004         2004        2004         2004
                                                                       --------    ---------    --------     ---------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income...................................................      $8,084      $ 6,742      $6,929       $6,234
Interest expense..................................................       2,444        2,292       1,942        1,803
                                                                        ------      -------      ------       ------
Net interest income...............................................       5,640        4,450       4,987        4,431
Provision for loan losses.........................................         145           90                        0
Non-interest income...............................................         567          532         538          480
Non-interest expenses.............................................       4,943        4,498       4,776        4,065
                                                                        ------      -------      ------       ------
Income before income tax expense..................................       1,119          394         749          846
Income tax expense................................................         441          134         225          238
                                                                        ------      -------      ------       ------
Net income........................................................      $  678      $   260      $  524       $  608
                                                                        ------      -------      ------       ------
Earnings per share

  Basic...........................................................      $ 0.15      $  0.06      $ 0.12       $ 0.14
  Diluted.........................................................      $ 0.11      $  0.05      $ 0.10       $ 0.14

NOTE R -- CONDENSED FINANCIAL INFORMATION -- PARENT COMPANY ONLY

      Condensed financial information for PSB Bancorp, Inc. (parent company only) follows:

                            CONDENSED BALANCE SHEET


                                                                                                        DECEMBER 31,
                                                                                                     ------------------
                                                                                                       2005       2004
                                                                                                     -------    -------
                                                                                                        (IN THOUSANDS)
                                             ASSETS
Cash............................................................................................     $ 8,761    $ 8,463
Investment in subsidiaries......................................................................      41,409     40,737
Other assets....................................................................................       3,131      3,105
                                                                                                     -------    -------
    Total assets................................................................................     $53,301    $52,305
                                                                                                     =======    =======
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Other liabilities.............................................................................     $    80    $   148
Shareholders' equity............................................................................      53,221     52,157
                                                                                                     -------    -------
    Total liabilities and stockholders' equity..................................................     $53,301    $52,305
                                                                                                     =======    =======

                        CONDENSED STATEMENT OF EARNINGS

                                                                                                  YEAR ENDED DECEMBER 31,
                                                                                               ---------------------------
                                                                                                2005       2004      2003
                                                                                               ------     ------    ------
                                                                                                    (IN THOUSANDS)
INCOME

  Dividend income from subsidiaries........................................................    $   --     $   --    $  136
  Interest income..........................................................................        88         70        74
  Other income.............................................................................        --         --        --
                                                                                               ------     ------    ------
    Total income...........................................................................        88         70       210
                                                                                               ------     ------    ------
EXPENSES
  Other....................................................................................       891        728       649
                                                                                               ------     ------    ------
    Total expenses.........................................................................       891        728       649
                                                                                               ------     ------    ------
    Loss before undistributed earnings of subsidiaries.....................................      (803)      (658)     (439)
Undistributed earnings of subsidiaries.....................................................     1,938      2,728     2,444
                                                                                               ------     ------    ------
      NET INCOME...........................................................................    $1,135     $2,070    $2,005
                                                                                               ======     ======    ======

                       CONDENSED STATEMENT OF CASH FLOWS


                                                                                            YEAR ENDED DECEMBER 31,
                                                                                          --------------------------
                                                                                           2005       2004     2003
                                                                                          ------     ------   ------
                                                                                              (IN THOUSANDS)
Cash flows from operating activities
  Net income..........................................................................    $1,135     $2,070   $2,005
  Adjustments to reconcile net income to net cash used in operating activities
    Undistributed earnings from subsidiaries..........................................    (1,938)    (2,728)  (2,444)
    Net change in other assets and liabilities........................................       687        519      359
                                                                                          ------     ------   ------
    Net cash used in operating activities.............................................      (116)      (139)     (80)
                                                                                          ------     ------   ------
Cash flows from financing activities
  Exercise of stock options...........................................................       414      2,397       --
  Treasury stock acquired.............................................................        --        (23)     (29)
                                                                                          ------     ------   ------
      Net cash (used in) provided by financing activities.............................       414      2,374      (29)
                                                                                          ------     ------   ------
      NET (DECREASE) INCREASE IN CASH.................................................       298      2,235     (109)
Cash at beginning of year.............................................................     8,463      6,228    6,337
                                                                                          ------     ------   ------
Cash at end of year...................................................................    $8,761     $8,463   $6,228
                                                                                          ======     ======   ======